EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer and Group Vice President 847-871-6509
FOR IMMEDIATE RELEASE
FRIDAY, NOVEMBER 17, 2006
Company Intends to Request a Hearing before the
NASDAQ Listing Qualifications Panel In Response to Notice of Delisting
Elk Grove Village, IL, November 17, 2006 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced that it intends to request a hearing before the NASDAQ Listing Qualifications Panel to review a Staff Determination that it received on November 14, 2006. The Staff Determination was issued in response to the Company’s non-compliance with Marketplace Rule 4310(c)(14), which requires the Company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended. The Company did not file its first quarter Form 10-Q by November 13, 2006, the extended filing date, as required by the Securities Exchange Act of 1934, as amended. Due to the Company’s non-compliance with Marketplace Rule 4310(c)(14), the Company’s securities are subject to delisting from the NASDAQ. In response to the receipt of the Staff Determination, the Company intends to request a hearing before the NASDAQ Listing Qualifications Panel to appeal the Staff Determination. The hearing request will automatically stay the scheduled suspension of the Company’s securities and permit continued trading of the Company’s stock until the appeal has been heard and the NASDAQ Listing Qualifications Panel has rendered its decision. There can be no assurance that the NASDAQ Listing Qualifications Panel will grant the Company’s request for continued listing.
The Company is working diligently to file its quarterly report on Form 10-Q for the quarter ended September 28, 2006. The Company needs additional time to complete the preparation of its financial statements and related disclosures and, accordingly, has not yet filed its first quarter Form 10-Q. While the Company has received waivers from its lenders for the Company’s non-compliance with restrictive financial covenants under its two primary secured financing facilities for the first quarter of fiscal 2007, the Company is continuing to evaluate the classification of its debt, and the impact of the classification, on its current and prior financial statements in light of the non-compliance for the first quarter and possible future non-compliance. The Company expects to file its first quarter Form 10-Q as soon as it completes its evaluation, which is anticipated to be by the end of the month. However, there can be no assurance that the Company will complete its work and file its first quarter Form 10-Q as planned.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Evon’s®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.